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                                                                     EXHIBIT 8.1


                                 July 19, 1995



Envirodyne Industries, Inc.
701 Harger Road
Suite 190
Oak Brook, Illinois  60521

Ladies and Gentlemen:

   Reference is made to the Registration Statement on Form S-4 being filed with the Securities and Exchange Commission by Envirodyne Industries, Inc. (the "Company") and certain of the Company's subsidiaries on July 19, 1995, and to the prospectus (the "Prospectus") included in such Registration Statement, relating to the exchange of (i) its outstanding 12% First Priority Senior Secured Notes, Series A, for 12% First Priority Senior Secured Notes, Series B, and (ii) its outstanding Floating Rate First Priority Senior Secured Notes, Series C, for Floating Rate First Priority Senior Secured Notes, Series D.

   We are counsel to the Company. The statements in the Prospectus under the heading "Certain Federal Income Tax Consequences," to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and, in our opinion, are correct in all material respects. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

   This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

                                         Very truly yours,



                                         Sidley & Austin